Exhibit 2.3

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of July 17, 2026 (this “Agreement”), by and among EVI INDUSTRIES, INC., a Delaware corporation (the “Parent”), and GARMENT CARE SERVICES FL, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Parent (the “Buyer”), on the one hand, and SUDSIES GOLDBERG HOLDINGS, LLC, a Florida limited liability company (“Sudsies Goldberg”), JLOJB MANAGEMENT, LLC, F/K/A SUDSIES MANAGEMENT LLC, a Florida limited liability company (“JLOJB Management”), THE JASON LOEB FAMILY TRUST UAD DECEMBER 7, 2005 AS AMENDED (the “Loeb Trust”), THE JORGE BABOUN AND MICHELLE ZAMBELLI BABOUN INTER VIVOS DECLARATION OF TRUST CREATED MARCH 13, 2023 (the “Baboun Trust” and together with the Loeb Trust, individually, a “Trust” and collectively, the “Trusts”), JASON LOEB (“Loeb”), JORGE BABOUN (“Baboun”), and LUIS MORENO (“Moreno”, and together with Loeb and Baboun, individually, a “Member” and collectively, the “Members”), and SUDSIES OPERATIONS NORTH, LLC F/K/A SUDSIES BOCA LLC, a Florida limited liability company (“Sudsies Operations”), and DAVIE DRY CLEANERS, LLC, a Florida limited liability company (“Davie Dry Cleaners” and together with Sudsies Operations, individually, a “Company” and collectively, the “Companies”. The Companies, Sudsies Goldberg, JLOJB Management, the Trusts, the Members are sometimes collectively referred to as the “Seller Group.”

RECITALS

WHEREAS, the Sudsies Goldberg owns one hundred percent (100%) of the issued and outstanding membership interests of the Companies;

WHEREAS, each Company operates a garment care, textile cleaning, and repair business providing dry cleaning, laundering, wash-dry-fold services, pressing, finishing, stain treatment, and related garment and fabric care services for garments, clothing, footwear, handbags, rugs, and household textiles and other items, including, without limitation, shoe cleaning, handbag cleaning and repair, clothing alterations and tailoring, rug cleaning and repair, and the cleaning and repair of household items, including, but not limited to, drapery, pillows, bedding, and patio furniture cushions (the “Business”);

WHEREAS, the Business includes the acceptance of customer items through retail drop-off, the return of cleaned or repaired items through customer pick-up, and the provision of scheduled or on-demand pickup and delivery services to customers’ residences, offices, or other designated locations;

WHEREAS, the Business encompasses all activities related or incidental thereto, including, without limitation, customer intake, order processing, garment and item tagging, sorting, cleaning, laundering, pressing, finishing, repair, restoration, alteration, storage, routing, billing, and any other services or activities that may be performed through or in connection with the dry-cleaning, fabric care, or repair process, including any items that can be cleaned, repaired, restored, or otherwise improved through such processes;

WHEREAS, the parties to this Agreement wish to effect certain purchases and sales and related transactions with respect to the assets of each Company (collectively, the “Transactions”) consisting of: (i) the sale to the Buyer by each Company of the Purchased Assets (as defined below) and the transfer to the Buyer by each Company of the Assigned Contracts (as defined below); and in consideration for the foregoing, (ii) the payment of the Purchase Price (as defined below) by the Buyer to each Company and the assumption by the Buyer of the Assumed Liabilities (as defined below); and

WHEREAS, each of the Members and Moreno have significant knowledge and experience relating to the Business and intimate knowledge of each Company’s customers, processes, trade secrets and/or other business information, and has had discussions with the executive officers of the Parent regarding the direction and expansion plans of the Business following the Closing, and as result, the Members and Moreno desire to agree to the noncompetition, nonsolicitation, confidentiality, and other provisions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01.    Purchase and Sale of Assets.

(a)    Purchased Assets. Subject to the terms and conditions set forth herein, each Company shall sell, transfer, convey, deliver and assign to the Buyer and the Buyer shall purchase, accept and assume all of the assets of such Company (the “Purchased Assets”), free and clear of any and all mortgages, pledges, liens, charges, security interests, claims or other encumbrances (“Encumbrances”), but excluding the Assumed Liabilities (as defined below).

(b)    Assigned Contracts. Subject to the terms and conditions set forth herein, each Company shall sell, transfer, convey, deliver and assign to the Buyer and the Buyer shall purchase, accept and assume all of the contracts of such Company, free and clear of any and all Encumbrances (collectively, the “Assigned Contracts”), but excluding the Assumed Liabilities.

(c)    Purchase Price; Encumbrances. At the Closing, the Buyer shall pay the Purchase Price referred to in Section 1.04 (subject to the following sentence, Section 1.03 and Section 1.08) to each Company or its designees, as specified in writing by the Seller Group to the Buyer at least two (2) business days prior to the Closing (as defined below). No less than three (3) business days prior to the Closing, the Seller Group shall provide to the Buyer payoff amounts and wire transfer instructions for all secured parties of such Company who have Encumbrances on the Purchased Assets or the Assigned Contracts (other than payoff amounts for Assumed Liabilities, including, without limitation, outstanding loans and related existing leases for Company’s vehicles used in the Business which outstanding loans, will in the Parent’s sole discretion, either be assumed by the Buyer or paid off by the Buyer at the Closing), and the Buyer shall make payments from the Purchase Price (as defined below) to such lenders (other than the lenders for outstanding loans for such Company’s vehicles used in the Business) such that all the Encumbrances on the Purchased Assets and the Assigned Contracts are released at the Closing (other than Encumbrances on such Company’s vehicles used in the Business).

Section 1.02.    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets set forth in Section 1.02 of the disclosure schedules (the “Disclosure Schedules”) attached hereto (the “Excluded Assets”).

Section 1.03.    Liabilities. Subject to the terms and conditions set forth herein, at the Closing, the Buyer shall assume, and agree to pay, perform and discharge all liabilities of each Company other than Excluded Liabilities, including, without limitation, all outstanding loans and existing leases for Company’s vehicles used in the Business which outstanding loans, will in the Parent’s sole discretion, either be assumed by the Buyer or paid off by the Buyer at the Closing and all obligations under the Assumed Contracts (collectively, the “Assumed Liabilities”). Without modifying the limited scope of the foregoing, the Buyer shall not be assuming, and each Company shall remain responsible for and shall promptly pay, perform and discharge all of the liabilities of each Company set forth in Section 1.03 of the Disclosure Schedules (collectively, the “Excluded Liabilities”), such that the Buyer will incur no liability or loss in connection therewith.

Section 1.04.    Purchase Price. The aggregate purchase price for the Purchased Assets shall be $3,550,000 (the “Purchase Price”).

(a)     On the Closing Date, the Buyer shall pay to the Companies an aggregate amount equal to the following (the “Closing Cash Payment”):

(i)    the Purchase Price; and

(ii)    minus, the Escrow Amount (as defined below).

(b)     At the Closing, Buyer shall pay the Closing Cash Payment as follows:

(i)    The Closing Cash Payment by wire transfer of immediately available funds to an account designated in writing by the Companies to the Parent and the Buyer no later than three (3) Business Days prior to the Closing Date; and

(ii)    $187,000 (the “Escrow Amount”) via wire transfer of immediately available funds to an account designated by City National Bank of Florida (the “Escrow Agent”) for funds held in a money market account with an ICS overlay, so that all funds are fully FDIC insured, to be held by the Escrow Agent for no less than twelve (12) months after the Closing Date; provided that a portion of the Escrow Amount equal to any Losses (as defined below) required to be paid by the Seller Group as of such twelve (12) month anniversary that have not been paid by the Seller Group shall not be released until such Losses have been paid, pursuant to the terms and conditions of an Escrow Agreement, dated as of the Closing Date, among the Escrow Agent, the Parent, and JLOJB Management, LLC f/k/a/ Sudsies, Inc., a Florida corporation (“JLOJB”), in the form set forth on Exhibit A (the “Escrow Agreement”).

Section 1.05.     Intentionally Omitted.

Section 1.06.    Accounts Receivable Adjustment. From the Closing Date through ninety (90) days after the Closing Date, ninety (90) days after the date such are required to be paid in accordance with the terms of the applicable contract or purchase order (as applicable), the Parent and Buyer shall use their commercially reasonable efforts to collect the Accounts Receivable. Any partial receipts of Accounts Receivable shall be first applied against the oldest outstanding Accounts Receivable of such account debtor. In the event that the Parent or Buyer is unable to collect any part of the Accounts Receivable (the “Uncollected Accounts Receivable”) upon the conclusion of such ninety (90) day anniversary or such ninety (90) day period, as the case may be, then payment by the Seller Group for such Uncollected Accounts Receivable shall be made by the Seller Group to the Parent (at the sole election of the Parent) by wire transfer in immediately available funds or offset of such amount against the Escrow Amount, or upon mutual agreement of the Companies and Parent. Notwithstanding the foregoing, if the Parent and the Companies mutually agree, the Uncollected Accounts Receivable may be handled in a manner mutually acceptable to the Seller Group and the Parent, or the Parent may assign the Uncollected Accounts Receivable to the Companies which shall be entitled to collect the Uncollected Accounts Receivable for its sole benefit. In such latter event, the Seller Group shall have the right to pursue the collection of the Uncollected Accounts Receivable prior to the expiration of the applicable statute of limitation for collection of such funds and the Seller Group’s collection of such Accounts Receivable shall be consistent with the past practices of the Companies, which include, among other things, commercially reasonable efforts not to injure any customer relationships of the Companies or of the Business as it relates to the Parent after the Closing. For the purposes of this Agreement, “Accounts Receivable” means, as of the Closing Date, any trade accounts receivable, notes receivable, employee advances and other miscellaneous receivables of the Companies and any security, claim, remedy or other right related to any of the foregoing, and for the avoidance of doubt shall include any and all receivables for sales processed by the Companies prior to the Closing Date.

Section 1.07.    Purchase Price Allocation. The Buyer and the Seller Group agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all tax purposes as set forth on Section 1.07 of the Disclosure Schedules (the “Allocation Schedule”). Buyer and the Companies agree that: (i) they shall file (or shall cause to be filed) Form 8594 under Section 1060 of the Code and all other applicable Tax Returns (as defined below) and forms consistent with the Allocation Schedule; and (ii) in the course of any examination, audit or other proceeding with respect to any Tax Return or Tax (as defined in Section 3.17(n)) and (o) below), will take no position, and cause its Affiliates to take no position, inconsistent with the Allocation Schedule for Tax purposes, unless required by applicable law.

Section 1.08.    Withholding Tax. The Buyer shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement all amounts that the Buyer may be required to deduct and withhold under any applicable law relating to Taxes. All such withheld amounts shall be treated as delivered to the Companies hereunder.

ARTICLE II
CLOSING

Section 2.01.    Closing. The closing of the Transactions (the “Closing”) shall take place remotely by wiring of funds and exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m. (eastern time), within three (3) business days after the satisfaction or waiver, in writing, of all conditions to Closing set forth in this Agreement, or at such other date, time or place as may be mutually agreed to in writing by the parties hereto (the “Closing Date”). The Closing shall be deemed to take place at 12:01 a.m. on the Closing Date.

Section 2.02.    Conditions to Closing Obligation of the Parent and Buyer. The obligation of the Parent and the Buyer to consummate the Transactions and to enter into each agreement to be executed in connection with this Agreement at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by the Parent in its sole discretion):

(a)    The representations and warranties of the Seller Group set forth in this Agreement and in each agreement to be executed in connection with this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date, in which case such representation or warranty need only be true and correct as of such date, and except that those representations and warranties that are modified as to materiality or contain a qualification referring to a “material adverse effect” or any similar modification or qualification shall be true and correct in all respects.

(b)    The Seller Group shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement and by each agreement to be executed in connection with this Agreement to be so performed or complied with by the Seller Group at or before the Closing (including but not limited to the obligation to execute and deliver the documents required to be executed and delivered pursuant to Section 2.04(a)).

(c)    Since the date of this Agreement, there shall not have occurred any event, occurrence, fact, condition, change or effect that has a materially adverse effect on the Business, the Purchased Assets, the Assigned Contracts or the Assumed Liabilities, operations or results of operations of the Business, prospects, or condition (financial or otherwise) of the Business taken as a whole.

(d)    There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions contemplated by this Agreement or by any agreement to be executed in connection with this Agreement or that could reasonably be expected to otherwise result in a material diminution of the benefits of the Transactions contemplated by this Agreement or by any agreement to be executed in connection with this Agreement to the Parent, and there shall not be pending or threatened on the Closing Date any Action (as defined below) in, before or by any governmental authority that could reasonably be expected to result in the issuance of any such order or the enactment, promulgation or deemed applicability of any such law to the Parent, the Buyer, the Members, the Trusts, JLOJB Management, Sudsies Goldberg, the Companies or the Transactions contemplated by this Agreement or by any agreement to be executed in connection with this Agreement.

(e)    Other than changes in ownership to be filed with the U.S. Parent & Trademark Office with regard to the change in ownership of the Companies, all consents, approvals and actions of, filings with and notices necessary of any governmental authority to permit the Seller Group to perform their respective obligations under this Agreement and under each agreement to be executed in connection with this Agreement and to the consummation of the Transactions contemplated hereby and thereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to the Parent, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iv) shall be in full force and effect.

(f)    All consents (or waivers in lieu thereof) (including, without limitation, the consents set forth on Schedule 3.03) to the performance by the Seller Group of their respective obligations under this Agreement and under each agreement to be executed in connection with this Agreement and to the consummation of the Transactions contemplated hereby and thereby without violating any law or breaching (or giving rise to a right to terminate) any contract, (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Parent, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iv) shall be in full force and effect.

(g)    All required proceedings to be taken on the part of the Seller Group in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to the Parent, and the Parent shall have received copies of all such documents and other evidence as the Parent may reasonably request in order to establish the consummation of such Transactions and the taking of all proceedings in connection therewith.

(h)    There shall not exist any material Encumbrances on any of the Purchased Assets or any of the Assigned Contracts (other than the Assumed Liabilities and Encumbrances on the Assumed Liabilities).

(i)    All accounts payable of the Companies arose in bona fide arm’s length transactions in the ordinary course of Business and no account payable is delinquent by more than forty-five (45) days in its payment.

(j)    The simultaneous closings of the transactions contemplated by those certain (i) Asset Purchase Agreement by and among the Parent and the Buyer, on the one hand, and the Trusts, Loeb, Baboun and JLOJB; (ii) Asset Purchase Agreement by and among the Parent and GCS 12711 Plant, LLC, a Florida limited liability company, on the one hand, and the Trusts, Loeb, Baboun and JLOJB, on the other hand; (iii) Asset Purchase Agreement by and among the Parent and GCS 112-114 Plant, LLC, a Florida limited liability company, and Sudsies Goldberg Holdings, LLC, a Florida limited liability company, JLOJB Management, LLC, f/k/a/ Sudsies Management LLC, a Florida limited liability company, the Trusts Loeb, Baboun, Luis Moreno and Davie Dry Cleaners, LLC, a Florida limited liability company, on the other hand; and (iv) Asset Purchase Agreement by and among the Parent and the Buyer, on the one hand, and the Trusts, Loeb, Baboun, Shmuel Rudski and JLOJB On-Site, LLC f/k/a/ Sudsies On-Site, LLC, a Florida limited liability company, on the other hand.

Section 2.03.    Conditions to Closing Obligation of the Seller Group. The obligations of the Seller Group to consummate the Transactions and to enter into each agreement to be executed in connection with this Agreement at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by the Seller Group in its sole discretion):

(a)    The representations and warranties of the Parent and the Buyer set forth in this Agreement and in each agreement to be executed in connection with this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date, in which case such representation or warranty need only be true and correct as of such date, and except that those representations and warranties that are modified as to materiality or contain a qualification referring to a “material adverse effect” or any similar modification or qualification shall be true and correct in all respects.

(b)    The Parent and the Buyer shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement and by each agreement to be executed in connection with this Agreement to be so performed or complied with by the Parent and the Buyer at or before the Closing (including but not limited to the obligation to execute and deliver the documents required to be executed and delivered pursuant to Section 2.04(b)).

(c)    All consents, approvals and actions of, filings with and notices to any governmental authority necessary to permit the Parent and the Buyer to perform of their respective obligations under this Agreement and by each agreement to be executed in connection with this Agreement and to the consummation of the Transactions contemplated hereby and thereby, (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to the Seller Group, (iii) not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental authority necessary for the consummation of the Transactions shall have occurred.

(d)    All consents (or waivers in lieu thereof) (including, without limitation, the consents set forth on Section 3.03 of the Disclosure Schedules) to the performance by the Parent and the Buyer of their respective obligations under this Agreement and by each agreement to be executed in connection with this Agreement and to the consummation of the Transactions contemplated hereby and thereby (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Seller Group, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iv) shall be in full force and effect.

(e)    All required proceedings to be taken on the part of the Parent and the Buyer in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to the Seller Group, and the Seller Group shall have received copies of all such documents and other evidence as the Seller Group may reasonably request in order to establish the consummation of such Transactions and the taking of all proceedings in connection therewith.

(f)    The simultaneous closings of the transactions contemplated by those certain (i) Asset Purchase Agreement by and among the Parent and the Buyer, on the one hand, and the Trusts, Loeb, Baboun and JLOJB; (ii) Asset Purchase Agreement by and among the Parent and GCS 12711 Plant, LLC, a Florida limited liability company, on the one hand, and the Trusts, Loeb, Baboun and JLOJB, on the other hand; (iii) Asset Purchase Agreement by and among the Parent and GCS 112-114 Plant, LLC, a Florida limited liability company, and Sudsies Goldberg Holdings, LLC, a Florida limited liability company, JLOJB Management, LLC f/k/a/ Sudsies Management LLC, a Florida limited liability company, the Trusts Loeb, Baboun, Luis Moreno and Davie Dry Cleaners, LLC, a Florida limited liability company, on the other hand; and (iv) Asset Purchase Agreement by and among the Parent and the Buyer, on the one hand, and the Trusts, Loeb, Baboun, Shmuel Rudski and JLOJB On-Site, LLC f/k/a/ Sudsies On-Site, LLC, a Florida limited liability company, on the other hand.

Section 2.04.    Closing Deliverables.

(a)      At the Closing, the Seller Group shall deliver to the Parent and Buyer the following:

(i)    the Escrow Agreement, duly executed by JLOJB;

(ii)    a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”), duly executed by the Companies, transferring the Purchased Assets to the Buyer;

(iii)    an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”), duly executed by the Companies effecting the assignment to and assumption by the Buyer of the Assigned Contracts;

(iv)    Noncompetition Agreements, in the form of Exhibit D-1 hereto (the “Key Officer Noncompetition Agreements”), duly executed by the Person set forth on Section 2.04(a)(v) of the Disclosure Schedules under the heading “Key Officers”), Noncompetition Agreements, in the form of Exhibit D-2 hereto (the “Key Employee Noncompetition Agreements”), duly executed by the Persons set forth on Section 2.04(a)(v) of the Disclosure Schedules under the heading “Key Employees”) and Noncompetition Agreements, in the form of Exhibit D-3 hereto (the “Goldberg Noncompetition Agreement”), duly executed by Brett Goldberg;

(v)    copies of all consents, approvals, waivers and authorizations referred to in Section 3.03 of the Disclosure Schedules;

(vi)    an IRS Form W-9 completed and executed by each Company;

(vii)    a certificate, duly executed by the Members and the President of each Company, certifying as to the matters set forth in Section 2.02(a), Section 2.02(b) and 2.02(c).

(viii)    a certificate of the Secretary or Assistant Secretary (or equivalent officer) of each Company certifying as to (A) the organizational documents of such Company, (B) resolutions of the managers and/or members of such Company, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the Transactions, and (C) the names and signatures of the officers of such Company authorized to sign this Agreement and the documents to be delivered hereunder;

(ix)    all of the books and records of each Company relating to the Business;

(x)    evidence, satisfactory to Parent, of the release and satisfaction of all Encumbrances on the Purchased Assets and Assigned Contracts (other than Encumbrances on the Assumed Liabilities);

(xi)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Parent and the Buyer, as may be required to give effect to this Agreement.

(b)      At the Closing (or as otherwise indicated), the Buyer shall deliver to the Companies the following:

(i)    to the account designated by the Companies at least three (3) business days prior to the Closing Date by the Companies in a written notice to the Buyer and Parent an amount equal to the Closing Cash Payment, by wire transfer of immediately available funds;

(ii)    the Escrow Amount shall be wired to an account designated by the Escrow Agent;

(iii)    the Escrow Agreement, duly executed by the Parent;

(iv)    the Bill of Sale, duly executed by the Buyer;

(v)    the Assignment and Assumption Agreement, duly executed by the Buyer

(vi)    the Key Officer Noncompetition Agreements, the Key Employee Noncompetition Agreements and the Goldberg Noncompetition Agreement, duly executed by the Buyer;

(vii)    a certificate, duly executed by the Chief Executive Officer of the Parent and the sole member of the Buyer, certifying as to the matters set forth in Section 2.03(a) and Section 2.03(b).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER GROUP

The Companies, the Trusts, JLOJB Management, Sudsies Goldberg, and the Members, jointly and severally, hereby represent and warrant to the Parent and the Buyer, subject to such exceptions as are specifically disclosed in the Disclosure Schedules, as set forth below. For purposes of this ARTICLE III, “the Seller Group’s Knowledge,” “Knowledge of the Seller Group” and any similar phrases shall mean the actual knowledge of any manager, officer or member of the Companies, provided, however, such person shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if a reasonably prudent person would be expected to become aware of such fact, circumstance or other matter.

Section 3.01.    Organization. Each Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to conduct the Business as and, to the extent now conducted, to own, use and lease its assets. Except as set forth in Schedule 3.01(a), such Company is not required to be qualified, licensed or admitted to do business in any other jurisdiction. The names, titles and other positions of all of the officers, managers and/or members of each Company are listed in section 3.01(a) of the Disclosure Schedules.

Section 3.02.    Authority and Enforceability.

(a)    Each Member has the power, authority and full legal capacity to execute this Agreement and the documents to be delivered hereunder to which he is a party and perform his obligations hereunder and thereunder. This Agreement and the documents to be delivered hereunder have been duly and validly executed and delivered by each Member and, assuming the due authorization, execution and delivery by the Buyer and/or the Parent, constitute the legal, valid and binding obligations of such Member, enforceable against them in accordance with their terms, subject in each case to bankruptcy, insolvency, reorganization, or other similar laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

(b)    Each Company has the power and authority to execute this Agreement and the documents to be delivered hereunder and perform its obligations hereunder and thereunder. The execution and delivery by each Company of this Agreement and the documents to be delivered hereunder and the performance by such Company of its obligations hereunder and thereunder have been duly and validly authorized by its managers, and/or members, and no other action on the part of such Company or its members is necessary. This Agreement and the documents to be delivered hereunder have been duly and validly executed and delivered by each Company and, assuming the due authorization, execution and delivery by the Buyer and the Parent, constitute the legal, valid and binding obligations of such Company, enforceable against it in accordance with their terms, subject in each case to bankruptcy, insolvency, reorganization, or other similar laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

(c)    Each of Sudsies Goldberg and JLOJB Management has the power and authority to execute this Agreement and the documents to be delivered hereunder and perform its obligations hereunder and thereunder. The execution and delivery by each of Sudsies Goldberg and JLOJB Management of this Agreement and the documents to be delivered hereunder to which it is a party and the performance by each of Sudsies Goldberg and JLOJB Management of its obligations hereunder and thereunder have been duly and validly authorized by its managers and/or members, and no other action on the part of Sudsies Goldberg and JLOJB Management or its members is necessary. This Agreement and the documents to be delivered hereunder to which Sudsies Goldberg and JLOJB Management is a party have been duly and validly executed and delivered by Sudsies Goldberg and JLOJB Management and, assuming the due authorization, execution and delivery by the Buyer and the Parent, constitute the legal, valid and binding obligations of Sudsies Goldberg and JLOJB Management enforceable against it in accordance with their terms, subject in each case to bankruptcy, insolvency, reorganization, or other similar laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

(d)    Each Trust has the power and authority to execute this Agreement and the documents to be delivered hereunder and perform its obligations hereunder and thereunder. The execution and delivery by such Trust of this Agreement and the documents to be delivered hereunder to which it is a party and the performance by such Trust of its obligations hereunder and thereunder have been duly and validly authorized by such Trust and its trustee, and no other action on the part of such Trust or its trustee is necessary. This Agreement and the documents to be delivered hereunder to which the Trusts are a party have been duly and validly executed and delivered by such Trust and, assuming the due authorization, execution and delivery by the Buyer and the Parent, constitute the legal, valid and binding obligations of such Trust, enforceable against it in accordance with their terms, subject in each case to bankruptcy, insolvency, reorganization, or other similar laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

Section 3.03.    No Conflicts; Consents. Except as disclosed in Section 3.03(a) of the Disclosure Schedules, the execution, delivery and performance by the Seller Group of this Agreement and the documents to be delivered hereunder, and the consummation of the Transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the organizational documents of each Company; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller Group or the Purchased Assets; (c) subject to obtaining the consents referenced below, conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which the Seller Group is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. Except as disclosed in Section 3.03(b) of the Disclosure Schedules, no consent, approval, waiver or authorization is required to be obtained by the Seller Group from any Person (including any governmental authority or vendor or supplier of each Company), and the Seller Group is not required to make any filing with or give any notice to any Person (including any governmental authority or vendor or supplier of each Company), in connection with the execution, delivery and performance by the Seller Group of this Agreement and the consummation of the Transactions contemplated hereby and in any document to be delivered hereunder. “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, joint venture, vendor, supplier, other business organization, trust, union, association or governmental authority of any nature.

Section 3.04.    Equity Interests. Section 3.04 of the Disclosure Schedules sets forth a complete and correct list of the authorized and issued membership interests of each Company. Such membership interests have been duly authorized and validly issued, is fully paid and non-assessable and was not issued in violation of, and is not subject to, any preemptive rights or other similar rights of any Person. There is no contract or other instrument outstanding that directly or indirectly: (i) calls for the issuance, sale, grant or other disposition of membership interests of each Company or securities that are convertible into, or have other rights to acquire, any securities of such Company; (ii) obligates each Company to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of the membership interests of each Company. JLOJB Management owns, beneficially and of record, the membership interests of each Company listed opposite its name on Section 3.04 of the Disclosure Schedules, free and clear of any Encumbrances.

Section 3.05.    Title to Purchased Assets. Each Company owns and has good title to its Purchased Assets, free and clear of Encumbrances.

Section 3.06.    Condition and Sufficiency of Assets. The Purchased Assets are in good condition (reasonable wear and tear excepted) and are adequate for the uses to which they are being put, and none of such Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance or repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

Section 3.07.    Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, cleaning products, consumables, all operational supplies customarily used in the conduct of the Business and other inventories included in the Purchased Assets consist of a quality and quantity usable and salable in the ordinary course of business.

Section 3.08.    Intellectual Property.

(a)    “Intellectual Property” means any and all: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing). For purposes of clarity, Intellectual Property does not include any rights, title or interest in or to any widely-available off-the-shelf software.

(b)    Section 3.08 of the Disclosure Schedules lists all Intellectual Property included in the Purchased Assets (“Purchased IP”). The Seller Group owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Encumbrances. The Seller Group is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any Person.

(c)    The Seller Group’s prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property rights of any Person and there are no claims pending or threatened by any Person with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. No Person is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither the Seller Group nor any Affiliate of the Seller Group has made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation, dilution or other violation.

Section 3.09.    Assigned Contracts. Each Assigned Contract is valid and binding on each Company in accordance with its terms and is in full force and effect. None of the Seller Group or, to the Seller Group’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. To the Seller Group’s Knowledge, other than obtaining any required consents, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to the Buyer. There are no disputes pending or, to the Knowledge of the Seller Group, threatened under any Assigned Contract.

Section 3.10.    Permits. Section 3.10 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities included in the Purchased Assets (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.

Section 3.11.    Financial Statements. Complete copies of (i) the unaudited combined financial statements consisting of the combined balance sheet of the Companies as at December 31, 2025, and the related statements of income and retained earnings, member’s equity and cash flow for the year then ended, and (ii) the unaudited combined financial statements consisting of the combined balance sheet of the Companies as at May 31, 2026 and the related statements of income and retained earnings, member’s equity and cash flow for the five-month period then ended (collectively, the “Financial Statements”) are set forth on Section 3.11 of the Disclosure Schedules. The Financial Statements fairly present in all material respects the financial condition of the Companies at the date thereof and the results of operations of the Companies for fiscal periods reported upon thereon, and are generally consistent with the accounting records of the Companies (which accounting records are true, correct and complete in all material respects, except as set forth in such Schedule).

Section 3.12.    Absence of Changes. Since December 31, 2025, each Company has been operated in the ordinary course consistent with past practice and there has not been any material adverse effect with respect to such Company or any event or development that, individually or together with any or all other such events, could reasonably be expected to result in a material adverse effect with respect to such Company

Section 3.13.    Employee Benefit Matters .

(a)    Section 3.13 of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, option, restricted unit, unit appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more employees of each Company, former employees of the Business, current or former managers of the Business or the beneficiaries or dependents of any such persons, and is maintained, sponsored, contributed to, or required to be contributed to by each Company, or under which each Company has any material liability for premiums or benefits (as listed on Section 3.13 of the Disclosure Schedules, each, a “Benefit Plan”).

(b)    To Seller Group’s Knowledge, each Benefit Plan and related trust complies with all applicable laws. Each Benefit Plan (a “Qualified Benefit Plan”) that is intended to be qualified under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Seller Group’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, to the Seller Group’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

Section 3.14.    Employee Matters. Set forth in Section 3.14 of the Disclosure Schedules is a copy of the 2025 and present payroll summary of each Company which lists all employees who as of the date thereof and hereof were and are actively employed either full or part time by each Company and their respective positions, hire dates, termination dates (if applicable), base wage rates, and the amount of any other compensation.

Section 3.15.    Real Property. Each Company does not own any real property. All real property leased for a period greater than one (1) month by each Company is listed on Section 3.15 of the Disclosure Schedules (collectively, the “Leased Real Property”). Each Company (i) has a valid and enforceable leasehold interest with respect to each item of Leased Real Property leased by it, subject to no Encumbrances (other than those contained in the underlying leases, real estate taxes and existing and future mortgages thereon), and (ii) is in possession of and has quiet enjoyment of each item of Leased Real Property leased by it. None of the Leased Real Property is subject to any sublease of all or any portion thereof and no Person other than each Company has any right to occupy any of the Leased Real Property. The Leased Real Property is adequate for the current needs of each Company and the anticipated needs of such Company. All of the leasehold improvements at the Leased Real Property are adequate for the current needs of each Company and are in good condition, ordinary wear and tear excepted. There is no pending or, to the Knowledge of the Seller Group, proposed, anticipated or contemplated, annexation, condemnation, eminent domain or similar proceeding, or any zoning or tax (except for owner’s protest of current real estate tax assessments) or assessment proceeding affecting, or that may affect, all or any portion of the Leased Real Property.

Section 3.16.    Environmental Matters .

Except as set forth on Section 3.16 of the Disclosure Schedules, each Company represents the following:

(a)    The operations of Company with respect to the Business, Leased Real Property, and the Purchased Assets are currently in and have at all times been in compliance with all Environmental Laws. Each Company has not received from any Person, with respect to the Business, Leased Real Property, or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing liabilities or requirements as of the Closing Date.

(b)    Each Company and its Affiliates have obtained and is in material compliance with all Environmental Permits (each of which is disclosed on Section 3.16(b) of the Disclosure Schedules) reasonably necessary for the conduct of the Business as currently conducted and for the ownership, lease, operation, or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with all applicable Environmental Law, and each Company is not aware of any condition, event, or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation, or use of the Purchased Assets. With respect to any such Environmental Permits, each Company has undertaken, or will undertake prior to the Closing Date, all reasonable measures necessary to facilitate transferability of the same to the extent transferrable, such Company is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any revocation, rescission, or material adverse change in the status or terms and conditions of the same.

(c)    None of the Business or the Purchased Assets or any real property or site currently or formerly owned, leased, or operated by each Company or any of its Affiliates in connection with the Business is listed on, or has been proposed for listing on, or has disposed of waste material at any site listed on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)    There has been no Release of Hazardous Materials in contravention of Environmental Law, or that could reasonably be expected to give rise to an investigation, remedial or corrective actions, or other Liabilities on the part of each Company pursuant to Environmental Law, with respect to the Business, Leased Real Property, or the Purchased Assets or any real property or site currently owned, operated, or used or formerly owned, leased, operated, or used by each Company in connection with the Business. There is no evidence of soil or groundwater contamination in violation of Environmental Law on the Leased Real Property. Each Company has not received an Environmental Notice that any of the Business or the Purchased Assets or real property or site currently or formerly owned, leased, operated, or used by such Company in connection with the Business (including soils, groundwater, surface water, buildings, and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, each Company or any of its Affiliates.

(e)    There are no past, pending, or, to the Knowledge of each Company, threatened Environmental Claims against each Company or any other Person occupying, using, or conducting operations on the Leased Real Property.

(f)    None or the Companies or any of their Affiliates has retained or assumed, by contract or operation of law, any liabilities of third parties under Environmental Law.

(g)    Each Company has provided or otherwise made available to Buyer and listed on Section 3.16(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, compliance assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property or site currently or formerly owned, leased, or operated by each Company in connection with the Business which are in the possession or control of each Company related to compliance with Environmental Laws, Environmental Claims, or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit, or otherwise control pollution and/or emissions, manage waste, or otherwise ensure compliance with current Environmental Laws (including, without limitation, costs of remediation, pollution control equipment, and operational changes).

(h)    None of the Companies or any of their Affiliates has entered into or agreed to enter into (and does not contemplate entering into) any consent decree or order, and each Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws.

(i)    With respect to the operation of the Business or the Leased Real Property, None of the Companies nor to their respective Knowledge any of their corporate predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any Hazardous Materials on the Leased Real Property or any real property adjacent to the Leased Real Property, or directly or indirectly on any other real property in violation in any material respects of Environmental Laws or in a manner that would be reasonably likely to result in material liability, or owned or operated the Business or Leased Real Property, so as to give rise to any current or future Environmental liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damage or attorneys’ fees, pursuant to any Environmental Law.

(j)    Each Company is not aware of and does not reasonably anticipate, as of the Closing Date, any condition, event, or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede, or materially increase the costs associated with the ownership, lease, operation, performance, or use of the Business or the Purchased Assets as currently carried out.

(k)    To the Knowledge of each Company, there are no PCBs or PCB containing equipment or materials, PFAS or PFAS containing equipment or materials, or asbestos or asbestos containing materials, located on or at the Leased Real Property.

(l)    To the Knowledge of each Company, Section 3.16(l) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by each Company at the Leased Real Property or as part of the Purchased Assets, all of which have been used and maintained in compliance in all material respects with all Environmental Laws.

(m)    The Parties acknowledge that Buyer may, at its sole cost and expense, engage an environmental consultant to conduct environmental investigation(s) at the Leased Real Property, including invasive sampling. In the event Buyer conducts such an environmental investigation, each Company shall coordinate access to facilitate such investigation; provided, that, any such investigation shall not unreasonably interfere with the Business.

(n)    For purposes of this Agreement:

(i)    “Environment” means soil, land, surface and subsurface strata, surface waters (including navigable and non-navigable inland and ocean waters), groundwaters, drinking water supply, stream sediments, indoor or outdoor ambient air, plant and animal life, and any other environmental medium or natural resource.

(ii)    “Environmental Law” means any federal, state or local law or governmental order relating to or for the protection of the environment, pollution (or cleanup thereof) and occupational health and safety, including without limitation any statute, regulation, and judicial and/or administrative decision or order pertaining to (i) the prohibition, regulation, or control, exposure to, monitoring and cleanup of any Hazardous Material; (ii) the treatment, storage, disposal, generation, processing, production, and transportation of Hazardous Materials; (iii) air (including indoor air), water, radiation, and noise pollution; (iv) groundwater and soil contamination; (v) the release or threatened release into the environment of Hazardous Materials, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (vi) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species, human health or safety; and (vii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting, or handling of Hazardous Materials, all as amended to date. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Safe Water Drinking Act, 42 U.S.C. §300f et seq., and any appliable heath advisory; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

(iii)    “Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, perchloroethylene, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by each Company is in any way governed by or subject to any applicable Environmental Law, but shall not include limited and reasonably necessary quantities of ordinary household or commercial supplies of any of the foregoing and repair, maintenance and cleaning supplies used in the ordinary operation of a commercial building which are maintained, stored and used in accordance with all Environmental Laws.

(iv)    “Environmental Permit” means any Permit, letter, clearance, waiver, license, closure, notification, decision, or other action required under or issued, granted, given, authorized by, or made pursuant to Environmental Law.

(v)    “Release” or “Released” means any release, spill, emission, overflow, leaking, pumping, pouring, dumping, emptying, discharge, disposing, deposit, injection, escaping, leaching, seepage, infiltration, introduction, or migration of any Hazardous Waste, whether intentional or accidental, unauthorized, of any substance into the Environment, into or out of any property, into or out of any building or other improvements.

Section 3.17.    Taxes. Except as set forth on Section 3.17 of the Disclosure Schedules:

(a)    All Tax Returns of, or with respect to, each Company, the Business and the Purchased Assets have been timely filed (including time granted extensions) with the appropriate governmental entity and are true, correct and complete in all respects and were prepared in compliance with all applicable laws.

(b)    All Taxes that are due and payable of, or with respect to, each Company, the Business and the Purchased Assets (whether or not shown on any Tax Return) have been timely paid in full.

(c)    With respect to each Company, the Business and the Purchased Assets, each Company has not (i) waived any statute of limitations with respect to any Tax Return or Taxes, (ii) agreed to any extension of time for filing any Tax Return, or (iii) consented to extend the period in which any Tax may be assessed or collected by any governmental entity and no such request to waive or extend is outstanding with the exception of the 2025 filings which will be filed prior to Closing.

(d)    To the Knowledge of each Company, no Tax audits, claims, examinations, disputes, investigations or administrative or judicial Tax proceedings are being conducted with respect to each Company, the Purchased Assets, or the Business. Each Company has not received a notice from any governmental entity (i) that any Tax audits, claims, examination, disputes, investigations or administrative or judicial Tax proceedings with respect to the Purchased Assets, the Business or each Company are threatened, pending or being conducted, (ii) requesting information related to Tax Returns or Tax matters with respect to each Company, the Purchased Assets or the Business or (iii) including a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against or on the Purchased Assets, each Company or the Business and none of the foregoing is threatened.

(e)    Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party and all information reporting required with respect thereto (including Forms W-2 and 1099) has been properly completed and timely filed.

(f)    There are no Encumbrances for Taxes relating to the Purchased Assets, nor are there any Encumbrances for Taxes which are pending or, to the Knowledge of each Company, threatened against the Purchased Assets.

(g)    Except regarding the IRS powers of attorney Form 2048 filed with respect to Laurance Hererup, CPA, no power of attorney has been granted by each Company with respect to any matter related to Taxes of each Company, the Purchased Assets or the Business. No requests for ruling or determination letters or competent authority relief is currently pending with any Taxing Authority with respect to any Taxes of the Members or the Assets.

(h)    To the Knowledge of each Company, no claim has been made by a governmental entity in a jurisdiction where each Company does not file Tax Returns that each Company is or may be subject to Taxes with respect to any of the Purchased Assets or the Business.

(i)    Each Company does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Each Company is not a party to or bound by any Tax allocation or sharing agreement.

(j)    Each Company has not been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b) or any analogous provision of state, local or non-U.S. law.

(k)    Each Company is not a foreign person within the meaning of Section 1445 of the Code.

(l)    Each Company has had properly forgiven its Paycheck Protection Program Loan pursuant to Section 1106 of the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116-136, H.R. 748, 116th Cong. (2020), and any successor legislation.

(m)    In accordance with applicable law, each Company has (i) properly collected and remitted all sales, use, gross receipts value added and similar Taxes with respect to sales, leases, licenses made, and services provided to its customers, and (ii) for all sales, leases, licenses and services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting sales, use, gross receipts value added or similar Taxes, received and retained all Tax exemption certificates and other documentation required to qualify such sale, lease, license or service as exempt.

(n)    “Tax” or “Taxes” shall mean any and all (i) federal, state, local or non-U.S. income, alternative or add-on minimum tax, gross receipts, membership interests, sales, use, transfer, franchise, profits, windfall profits, environmental, license, registration, escheat, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property and estimated taxes, premiums and occupation taxes, customs, duties, or other taxes or charges of any kind whatsoever, whether or not disputed, including any interest, penalties, fines, or additions thereto and (ii) liabilities payable to any Person (a) pursuant to any tax indemnity, tax allocation or tax sharing or other similar agreement or arrangement relating to the payment of any such tax, fee, assessment or charge, whether imposed directly or not, (b) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (c) as a result of being a transferee, successor or member of an affiliated, consolidated, unitary or combined group, (d) by contract, (e) pursuant to applicable law or (f) otherwise.

(o)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedules or attachments thereto, and including any amendments thereof.

Section 3.18.    Accounts Receivable. The Accounts Receivable: (i) arose from bona fide transactions in the ordinary course of the Business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or similar laws, (iii) are not subject to any valid set-off or counterclaim, and (iv) each Company has the right to collect such accounts receivable in the ordinary course of the Business consistent with past practices in the aggregate recorded amounts thereof.

Section 3.19.    Suppliers. Section 3.19 of the Disclosure Schedule sets forth the names and dollar amounts of each of the five (5) largest suppliers (based on expenditures) of each Company, with respect to the Business for the twelve (12) month period ended May 31, 2026. Each Company has not received any written notice, and does not otherwise have any Knowledge that any such supplier intends to cancel, modify or otherwise change its relationship with such Company (as relates to the Business) or the Business in any material manner.

Section 3.20.    Insurance. Section 3.20 of the Disclosure Schedules contains a true and complete list of all liability, property, workers’ compensation, automobile, managers’ and officers’ liability and other insurance policies currently in effect that insure the Business or the operations or employees of each Company, or affect or relate to the ownership, use or operation of any of the Purchased Assets of each Company (including the names and addresses of the insured party thereunder and the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the amounts of coverage and deductibles thereunder, a brief description of the interests insured thereby and a copy of a detail loss history report issued by the insurer with respect to the prior five year period). Each Company has not received notice (whether written or oral) that any insurer under any policy referred to in this Section 3.20 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

Section 3.21.    Non-foreign Status. No member of the Seller Group is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.22.    Compliance with Laws. The Seller Group has been and now is in material compliance with all applicable federal, state, and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.23.    Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to the Seller Group’s Knowledge, threatened against or by the Seller Group (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To the Seller Group’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.24.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller Group.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

The Parent and Buyer, jointly and severally, hereby represent and warrant to the Seller Group, as follows:

Section 4.01.    Organization.

(a)    The Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets.

(b)    The Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has limited liability company power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets.

Section 4.02.    Authority and Enforceability. Each of the Parent and the Buyer has the power and authority to execute this Agreement and the documents to be delivered hereunder to which it is a party and perform its respective obligations hereunder and thereunder. The execution and delivery by the Parent and the Buyer of this Agreement and the documents to be delivered hereunder to which they are a party and the performance by the Parent and the Buyer of their obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of Parent and the sole member of Buyer, and no other action on the part of the Parent, Buyer or their respective shareholders or members is necessary. This Agreement and the documents to be delivered hereunder to which the Parent or the Buyer are a party have been duly and validly executed and delivered by the Parent and the Buyer and, assuming the due authorization, execution and delivery by the Seller Group, constitute the legal, valid and binding obligation of the Buyer and the Parent, enforceable against them in accordance with their terms, subject in each case to bankruptcy, insolvency, reorganization, or other similar laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

Section 4.03.    No Conflicts; Consents. The execution, delivery and performance by the Parent and the Buyer of this Agreement and the documents to be delivered hereunder to which they are a party, and the consummation of the Transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the organizational documents of the Parent or the Buyer; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Buyer; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which the Parent or the Buyer are a party. No consent, approval, waiver or authorization is required to be obtained by the Parent or the Buyer from any Person or entity (including any governmental authority) in connection with the execution, delivery and performance by the Parent and the Buyer of this Agreement and the consummation of the Transactions.

Section 4.04.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer.

ARTICLE V
COVENANTS

Section 5.01.    Restrictions on Business. Except as expressly contemplated by this Agreement, or as the Parent may otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), at all times from the date of this Agreement until the earlier to occur of the Closing or the valid termination of this Agreement in accordance with the terms hereof, the Companies shall:

(a)    operate the Business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted;

(b)    take all reasonable steps to preserve and protect the Purchased Assets in good working order and condition, ordinary wear and tear excepted;

(c)    comply with all requirements of law, orders, and material contractual obligations applicable to the operation of the Business;

(d)    use commercially reasonable efforts to preserve intact the Business, keep available the services of the Business’s officers, employees, and agents and maintain the Business’s current relations and good will with suppliers, customers, licensors, landlords, lenders, creditors, employees, agents, environmental regulators and others having business relationships with the Business, including by promptly paying all amounts owing to such Persons as and when such amounts are due (other than amounts being disputed in good faith);

(e)    continue in full force and effect all insurance coverage pertaining to the Business or the Purchased Assets that are in effect as of the date of this Agreement or obtain substantially equivalent policies;

(f)    confer with the Parent prior to implementing Business operational decisions that materially impact the Business, and report periodically to the Parent concerning the status of the Business;

(g)    maintain the books and records in the ordinary course of business consistent with past practice;

(h)    except in the ordinary course of Business consistent with past practices of the Companies and not in excess of $20,000 or $50,000 in aggregate, not acquire, sell, lease, license, transfer or dispose of any properties or assets of the Company or enter into any other commitment or transaction that is material to the Companies; provided, however, that neither the $50,000 limit nor the covenant to not enter into any other commitment or transaction that is material to the Company shall apply to product sales and inventory purchases by the Companies;

(i)    except in the ordinary course of Business consistent with past practices of the Companies and not in excess of $20,000 or $50,000 in aggregate, not make or incur any expenditure, lease or commitment for additions to property or equipment or other tangible assets of the Companies; provided, however, that the $20,000 limit shall not apply to product sales and inventory purchases by the Companies;

(j)    except in the ordinary course of business consistent with past practices of the Companies and so long as not in excess of $20,000 or $50,000 in aggregate, enter into any contract or other instrument to which the Seller Group is a party or to which any of the Purchased Assets are subject, which contract continues after the Closing Date and cannot be terminated by the Companies on not more than 30 days’ notice without any liability on the part of the Companies; provided, however, that the $50,000 limit shall not apply to contracts for product sales and contracts for inventory purchases by the Companies;

(k)    not (a) grant any bonuses, whether monetary or otherwise, make any distributions or dividends, or increase wages, salary, severance, pension or other compensation or benefits in respect of any Affiliates, related parties, current or former employees, officers, managers, members, independent contractors or consultants of the Companies or their spouses, dependents or beneficiaries other than as required by law or as provided for in any existing written agreements as of the date hereof; (b) change the terms of employment or service for any such person or (c) take any action to increase the amount of or accelerate the vesting or payment of any compensation or benefits to any such person; provided, however, nothing herein contained shall be deemed to prohibit the Companies from declaring and paying a dividend to the Trusts or bonus to the Members; or

(l)    not, with respect to either Company, the Purchased Assets or the Business, (a) make, change or revoke any Tax election, (b) file any amended Tax Return, (c) enter into any closing agreement with respect to Taxes, (d) agree to an adjustment of any Tax attribute, (e) settle or compromise any liability for Taxes or surrender any claim for a refund or offset of any Taxes, (f) execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, (g) make any change (or file any such change) in any method of Tax accounting or (h) obtain any Tax ruling.

Section 5.02.    Investigations. From the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with the terms hereof, the Seller Group shall, and shall cause all of the officers, managers, members, employees, agents, accountants and counsel or other agents and representatives (collectively, “Representatives”) of the Companies to, (i) upon reasonable prior notice, afford the Representatives of the Parent and the Buyer, during normal business hours (but in a manner so as to not disrupt the Business), reasonable access to (A) the offices, books, contracts and records of Companies and any records concerning the Companies maintained and accumulated by it and its Representatives, and (B) those Representatives of the Companies who have any knowledge relating to the Business, and (ii) promptly furnish to the Buyer and Representatives of the Parent such additional financial and operating data and other information regarding the Companies or the Business (including, without limitation, any contracts or Permits in effect as of the date hereof and any contracts or Permits being negotiated or entered into between the date hereof and the Closing Date), properties and goodwill as the Parent may from time to time reasonably request. All such investigations by the Parent and its Representatives shall be performed at such times and locations as are reasonably mutually agreed to by the parties and shall be performed upon reasonable prior written notice to the Seller Group and in a manner that shall not be disruptive to the operations of the Business.

Section 5.03.    No Shop. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with the terms hereof, if applicable (the “No-Shop Period”), no member of the Seller Group shall permit any Affiliate of any member of the Seller Group (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the members of the Seller Group or any such Affiliate) to, take, directly or indirectly, any action to initiate, assist, solicit, participate, negotiate, encourage (including, without limitation, by way of furnishing non-public information) or accept any offer or inquiry from any Person (a) to engage in any merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction (a “Business Combination”) involving any member of the Seller Group, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or to engage in any discussions or negotiations with respect to, or otherwise attempt to consummate, any Business Combination with any member of the Seller Group or (c) to furnish or cause to be furnished any information with respect to the Companies (other than as contemplated by Section 5.02) which any member of the Seller Group or any such Affiliate knows or has reason to believe is in the process of considering any Business Combination with regard to the Company. Each member of the Seller Group shall immediately terminate (in writing, with a copy to the Parent) any and all discussions or negotiations of any type described in the first sentence of this Section 5.03. If, during the No-Shop Period, any member of the Seller Group receives or becomes aware that any of the member of the Seller Group or any Affiliate thereof (or any such Person acting for or on their behalf) has received from any Person (other than the Parent) any offer, inquiry or informational request referred to in the first sentence of this Section 5.03, the Members shall promptly advise such Person, by written notice, of the terms of this Section 5.03 and shall promptly, orally and in writing, advise the Parent of such offer, inquiry or request and the material terms and conditions of such offer, inquiry or request. The restrictions on the activities provided in this Section 5.03 shall terminate upon any termination of this Agreement.

Section 5.04.    Non-Solicitation.

(a)    During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Solicitation Period”), none of the Companies, JLOJB Management, Sudsies Goldberg, the Trusts, Loeb or Baboun (the “Loeb Group”) shall, and each member of the Loeb Group shall cause each of his or its Affiliates and Family Members (as defined below) not to, directly or indirectly, solicit, entice, persuade, induce or cause any employee, officer, manager/director, consultant, agent or independent contractor of the Parent, or any of the direct or indirect subsidiaries or Affiliates of the Parent (collectively, the “Parent Group”) to terminate his, her or its employment, consultancy or other engagement with such entity and become employed by or engaged with any other Person, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any Person. The foregoing shall not preclude any member of the Loeb Group from engaging any independent contractor to the Parent Group; provided that such engagement shall not interfere with the independent contractor’s services to the Parent Group; provided, further, that such engagement shall not violate Section 5.05. “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control and for the avoidance of doubt, for purposes of Section 5.04 and Section 5.05 Affiliates shall include any company in which such Person is a limited partner, general partner, member, manager or officer; and “Family Member” means a cousin, child, stepchild, parent, stepparent, spouse, domestic partner, including, adoptive relationships, of a natural person referred to herein. For purposes of this Section 5.04(a), the terms “employee,” “consultant,” “agent” and “independent contractor” shall include any Persons with such status at any time during the twenty-four (24) months preceding any solicitation in question.

(b)    During the Non-Solicitation Period, no member of the Loeb Group shall, and each member of the Loeb Group shall cause each of its Affiliates not to, directly or indirectly, solicit, entice, persuade, induce, or cause, or attempt to solicit, entice, persuade, induce, or cause:

(i)    any Person who was or is a customer of any Company or any of its Affiliates at any time during the twenty-four (24) month period prior to the date of this Agreement or was or is a customer of any of the Parent Group at any time during the Non-Solicitation Period; or

(ii)    any lessee, equipment vendor or lessee, operator, vendor or supplier to, or any other Person who had or has a business relationship of any kind with, any of the Companies or any of its Affiliates at any time during the twenty-four (24) month period prior to the date of this Agreement or had or has a business relationship of any kind with any of the Parent Group at any time during the Non-Solicitation Period (the Persons referred to in items (i) and (ii) above, collectively, the “Prohibited Persons”), to enter into a business relationship with any other Person for the services, activities or goods that are the same as or substantially similar to or competitive with the Business as presently conducted and that any such Prohibited Person purchased from, was engaged in with or provided to, any Company or any of its Affiliates or any of the Parent Group, as applicable, or to reduce or terminate such Prohibited Person’s business relationship with the Parent Group; and the Seller Group shall not, directly or indirectly, approach any such Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions by any Person

(iii)    For purposes of this Section 5.04, the terms “employee,” “consultant,” “agent” and “independent contractor” shall include any Persons with such status at any time during the twenty-four (24) months preceding any solicitation in question.

(iv)    Each member of the Loeb Group acknowledges that the provisions of this Section 5.04 and the period of time and scope and type of restrictions on such member of the Loeb Group’s activities set forth herein are reasonable and necessary for the protection of the Parent, which is paying substantial consideration, monies and other benefits to such member of the Loeb Group, and are an essential inducement to the Parent’s entering into and performing this Agreement and the documents contemplated hereunder to which the Parent is party. If any covenant contained in this Section 5.04 shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that the provisions of this Section 5.04 shall be enforceable to the maximum extent permitted by applicable law.

(v)    Each member of the Loeb Group acknowledges that any breach or threatened breach of the covenants contained in this Section 5.04 will likely cause the Parent material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will likely be inadequate. Accordingly, to the extent permitted by applicable law, the Parent shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

Section 5.05.    Non-Competition.

(a)    During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), no member of the Loeb Group shall and each member of the Loeb Group shall cause each of its Affiliates and Family Members not to, anywhere within the State of Florida, and any county in which a customer of the Business is located, directly or indirectly, whether alone or as an owner, member, partner, member, manager, investor, lender, landlord, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, own, finance, manage, operate or engage in, or participate in the ownership, management or operation of, any business competitive with that of the Business. For avoidance of doubt, nothing set forth in this 5.05 will prohibit any member of the Loeb Group or any of their respective Affiliates or Family Members from being: (i) an equity holder in a mutual fund or diversified investment company; (ii) a passive owner of not more than two percent (2%) of an outstanding class of publicly traded securities, (iii) a landlord of a property that the Buyer or any of its Affiliates is the tenant; or (iv) a speaker at a third party conference or event related to the industry in which the Business is conducted.

(b)    Each member of the Loeb Group acknowledges that the provisions of this Section 5.05 and the period of time, geographic area and scope and type of restrictions on such member of the Loeb Group’s activities set forth herein, are reasonable and necessary for the protection of the Parent, which is paying substantial consideration, monies and other benefits to the Loeb Group and are an essential inducement to the Parent’s entering into and performing this Agreement and the agreements contemplated by this Agreement to which the Parent is party. If any covenant contained in this Section 5.05 shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that the provisions of this Section 5.05 shall be enforceable to the maximum extent permitted by applicable law.

(c)    Each member of the Loeb Group acknowledges that any breach or threatened breach of the covenants contained in this Section 5.05 will likely cause the Parent material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will likely be inadequate. Accordingly, to the extent permitted by applicable law, the Parent shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

Section 5.06.    Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the Transactions without the prior written consent of the other party.

Section 5.07.    Tax Matters.

(a)    Transfer Taxes. All transfer, documentary, stamp, registration, value added and other such taxes (including bulk sales) and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the sale of the Purchased Assets shall be borne and paid fifty percent (50%) by the Companies and fifty percent (50%) by the Buyer when due. The Companies shall, at their own expense, timely file any tax return or other document with respect to such taxes or fees (and the Buyer shall cooperate with respect thereto as necessary).

(b)    Apportionment. For all purposes of this Agreement, the portion of any Tax with respect to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) that is allocable to the pre-Closing portion of such Straddle Period will be determined as follows: (i) in the case of any sales or use Tax, value added Tax, employment Tax, withholding Tax, and any Tax based on or measured by expenditures, income, profits, or receipts shall be determined based on the amount of Taxes that would be payable based on a closing of the books as of the end of the Closing Date, and (ii) in the case of all other Taxes, determined based on the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the applicable Straddle Period; provided that exemptions, allowances or deductions that are calculated on an annual basis (or on a monthly basis, where required) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date (or with respect to federal income taxes in proportion to the number of days in each period).

(c)    Tax Contests.

(i)    If any governmental entity notifies the Buyer, or the Companies of the existence of (i) any audit, litigation or other proceeding relating to Taxes with respect to the Business or the Purchased Assets for any pre-Closing Tax period or Straddle Period, or (ii) a deficiency in the payment of any Taxes with respect to the Business or the Purchased Assets for any pre-Closing Tax Period or Straddle Period (a “Tax Claim”), the Buyer or the Companies, as applicable, shall give written notice to the other party within fifteen (15) days after receipt of written notice of the Tax Claim.

(ii)    The Companies, at its sole cost and expense, shall control any Tax Claim (including the settlement or resolution thereof) relating solely to a Tax period with respect to the Business or the Purchased Assets that ends on or before the Closing Date. The Companies shall (i) control the conduct of such Tax Claim in good faith; (ii) keep the Buyer reasonably informed regarding the status of such Tax Claim; (iii) promptly deliver to the Buyer, for the Buyer’s review and comment, any correspondence to be filed with the governmental entity with respect to such Tax Claim; (iv) promptly deliver to the Buyer copies of any correspondence received by any Company from a governmental entity with respect to such Tax Claim; (v) allow the Buyer, at the Buyer’s sole cost and expense, to participate in such Tax Claim: and (vi) obtain the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim if the resolution of such Tax Claim reasonably could be expected to affect the Tax liability of the Buyer. If the Buyer elects to participate in such Tax Claim at its own expense, the Companies shall take such commercially reasonable actions as are requested in writing by the Buyer and reasonably necessary for the Buyer to participate in such Tax Claim, provided, however, that such actions shall not require the Companies to incur any additional third-party costs or expenses.

(iii)    The Buyer, at its sole cost and expense, shall control any Tax Claim (including the settlement or resolution thereof) that is not described in Section 5.07(c)(ii), including any Tax Claim relating to a Tax period with respect to the Business or the Purchased Assets for a Straddle Period. The Buyer shall (i) control the conduct of such Tax Claim in good faith; (ii) keep the Companies reasonably informed regarding the status of such Tax Claim (including any requests to extend any applicable statutes of limitations); (iii) promptly deliver to the Companies, for the Companies’ review and comment, any correspondence to be filed with the governmental entity with respect to such Tax Claim; (iv) promptly deliver to the Companies copies of any correspondence received by the Buyer from a governmental entity with respect to such Tax Claim; (v) allow the Companies, at the Company’s sole cost and expense, to participate in such Tax Claim; and (vi) obtain the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim if the resolution of such Tax Claim reasonably could be expected to affect the Tax liability of the Companies to the Buyer. If the Companies elect to participate in such Tax Claim at its own expense, the Buyer shall take such commercially reasonable actions as are requested in writing by the Companies and reasonably necessary for the Companies to participate in such Tax Claim, provided, however, that such actions shall not require the Buyer to incur any additional third-party costs or expenses.

(d)    Cooperation. The Companies and the Buyer will each provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Purchased Assets, or the audit or other examination by any governmental entity relating to liability for Taxes arising out of the ownership of the Purchased Assets, or with respect to all Tax proceedings relating to Taxes imposed on the Purchased Assets with respect to a Straddle Period or any time on or after the Closing Date (except in connection with litigation or threatened litigation between Buyer and the Companies). Such assistance shall include the provision of records and information that are reasonably relevant to any such Tax Return, audit, examination or proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any such material.

(e)    Tax Indemnification. From and after the Closing Date, the Seller Group shall indemnify and defend and hold the Buyer harmless from and against any of the following: (i) any and all Taxes due and payable by the Seller Group (other than the Companies) for any taxable period; (ii) any and all Taxes with respect to the Business or the Purchased Assets for all Tax periods ending on or before the Closing Date and the portion of a Straddle Period which includes the Closing Date; (iii) except as set forth in in Section 5.07(a), any Transfer Taxes as provided in Section 5.07(a), (iv) the Taxes of any Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, with respect to any Tax period or portion thereof ending on or prior to the Closing Date, (v) any Taxes that that the Companies were required to withhold from payments made to employees, consultants, members, or other parties prior to the Closing Date; (vi) liability for Taxes of the Companies that become a liability of the Buyer under any common law doctrine of transferee or successor liability or otherwise by operation of contract or law, and (vii) all reasonable out-of-pocket third party costs and expenses, including reasonable legal fees and expenses, attributable to any item for which indemnification is provided in clauses (i)–(vi) above (the items in clauses (i)-(vii), the “Indemnified Taxes”). Notwithstanding any other provision of this Agreement, any obligation to make indemnity payments by the Seller Group for Indemnified Taxes pursuant to this Section 5.07(e) shall survive indefinitely and shall not be subject to the Threshold or the Cap under Article VI. The Seller Group shall indemnify the Buyer and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes.

(f)    Cooperation in Obtaining Pre-Closing Tax Clearance. The Companies have applied for a tax clearance certificate in Florida and shall provide promptly thereafter to the Buyer upon receipt to provide evidence of such clearance (a “Tax Clearance Certificate”). Any Tax liability assessed or imposed in response to the filing of a request for a Tax Clearance Certificate shall be promptly paid by the Companies, provided that in the event of any failure by the Companies to pay such assessed Taxes, Buyer shall withhold and remit such Taxes to the Florida Department of Revenue pursuant to Section 1.08.

(g)    Conflict. In the event of a conflict between this Section 5.07 and any other provision of this Agreement, the provisions of this Section 5.07 shall take precedence.

Section 5.08.    Confidential Information.

(a)    Except as otherwise required by law or reasonably necessary in connection with any Tax dispute or other dispute under this Agreement or other agreements entered into in connection with the Transactions, no member of the Seller Group shall, during the period beginning on the Closing Date and ending on the later of (i) the two (2) year anniversary of the date that the Members cease to be an employee, consultant, contractor, or independent contractor of the Buyer, the Parent or any of the Parent’s Affiliates or (ii) the fifth (5th) anniversary of the Closing Date, disclose or communicate to any Person (other than such party’s attorneys, accountants and other professional advisors, a Governmental Authority or otherwise in connection with the enforcement of a party’s rights against any other party), or use to the detriment of the Buyer, the Parent, any of the Parent’s Affiliates, or the Business, or for the benefit of any Person, any Confidential Information or trade secrets relating to the Buyer, the Parent or any of the Parent’s Affiliates, or the Business sold by the Companies.

(b)    For purposes of this Agreement, “Confidential Information” shall include the following:

(i)    any information pertaining to the Business, the Companies, or any of their Affiliates, and their respective businesses and operations, whether such information is in written form or communicated orally, visually or otherwise, that is proprietary, non-public or relates to any trade secret of any of them, including, without limitation, information that consists of or concerns any of their strategies, ideas, policies, sub-contractors, customers, customer lists, suppliers, vendors, current and future possible consultants and their requirements, competitors, businesses and affairs, graphs, and inventions, past, current and planned marketing methods, processes, strategies and materials, price lists, pricing policies, market studies, business plans, computer software and databases, contracts with any person, proposals, equipment purchase strategies, routing strategies, names or other information, strategies for business plans, plans, designs, drawings, specifications, techniques, models, data, documentation, diagrams, graphs, flow charts, research, discoveries, development, processes, procedures and “know--how,” whether or not such information would be deemed a trade secret under applicable state or federal law.

All Confidential Information is also entitled to all of the protections and benefits under applicable Law.

(c)    Notwithstanding anything to the contrary contained in this Section 5.08, Confidential Information shall not include any information that is or was in the public domain or subsequently came into the public domain through no fault of the Members, the Trusts, JLOJB Management, Sudsies Goldberg, the Companies or their respective agents, accountants and counsel, representatives and Affiliates.

(d)    In the event that any member of the Seller Group or their respective agents, accountants and counsel, representatives and Affiliates are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal, judicial or regulatory process or as otherwise required by applicable law or regulation) to disclose any of the Confidential Information, such person shall: (a) to the extent practicable and not prohibited by applicable law, provide the Buyer with prompt written notice of such request or requirement, and (b) reasonably cooperate with the Parent or Buyer, at the sole expense of the Parent or the Buyer, so that the Companies may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the terms and provisions of this Section 5.08. In the event that such protective order or other remedy is not obtained, or the Buyer or the Parent waives compliance with the terms and provisions hereof, the person requested or required to make such disclosure may disclose only that portion of the Confidential Information that such person is advised by legal counsel in writing that such person is legally required to disclose.

Section 5.09.    Change of Name. Immediately prior to the Closing, the Members shall cause the Companies, Sudsies Goldberg and JLOJB Management to change their name to a name that does not include the words “Sudsies”, “Rugsies”, “Consumer”, “Laundry,” “Services”, “Garment” or “Care”.

Section 5.10.    Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the Transactions without the prior written consent of the other party.

Section 5.11.    Tail Insurance. Prior to the Closing, the Companies shall have obtained and paid for an extended reporting period also referred to as tail or runoff coverage under the Environmental insurance policy by purchasing a “tail” policy with respect thereto for no less than six (6) years after the Closing Date in a form reasonably acceptable to the Buyer, including with respect to coverage amounts and Persons covered. The Companies shall have provided a copy of such tail or runoff coverage to the Buyer prior to Closing. From and after the Closing, the Buyer shall continue to honor its obligations under any such insurance procured pursuant to this Section 5.11, and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof. The cost of such tail policy shall be borne by the Seller Group.

Section 5.12.    Cooperation. The parties shall reasonably cooperate with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without, obtaining any assignments or consents in connection with the Purchased Assets and the Assigned Contracts.

Section 5.13.    Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VI
INDEMNIFICATION

Section 6.01.    Indemnification by the Seller Group. Subject to Section 6.06 hereof, the Seller Group shall, jointly and severally, defend, indemnify and hold harmless the Buyer, and its members, managers, shareholders, directors, officers, employees and Affiliates (the “Parent Indemnitees”) from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements (“Losses”), arising from or relating to:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Seller Group contained in this Agreement or any document to be delivered hereunder;

(b)    any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller Group pursuant to this Agreement or any document to be delivered hereunder;

(c)    any Excluded Asset, Excluded Liability or Buyer Indemnified Taxes;

(d)    the conduct of each Company’s participation in the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116-136, H.R. 748, 116th Cong. (2020), and any successor legislation (the “Special Indemnity”); or

(e)    all Losses (including Losses related to regulatory agency actions or vapor intrusion), liabilities, costs (including investigative, monitoring, containment, disposal and remediation costs and court costs and other costs of administrative or judicial proceedings), fines and penalties, judgments, awards or damages (including personal injury and property damages based on or arising out of exposure to Hazardous Materials), natural resource damage and assessments, third party claims, injunctive relief and fees (including reasonable attorney, expert, engineering and consultant fees) (i) related to, caused by, or resulting from the presence, creation, storage, impoundment, handling, or Release of any Hazardous Materials, if any, on the Leased Real Property or migrating therefrom with respect to the period prior to the Closing; (ii) related to the Company’s obligations as set forth by any of the Assigned Contracts, leases or other contractual agreements in effect or previously in effect at the Leased Real Property where the Company operates or operated the Business as tenant relating to periods prior to the Closing related to, caused by, or resulting from the presence, creation, storage, impoundment, handling, or Release of any Hazardous Materials, if any, on the Leased Real Property; or (iii) arising under, relating to, or with respect to any Environmental Laws applicable to the Company prior to the Closing Date, irrespective of whether the Release, act, omissions, claims or violations are alleged to have occurred or the facts and conditions giving rise or related to the Losses, liabilities or costs were known or unknown as of Closing (the “Environmental Indemnity”). Buyer and Seller agree that all such Losses, liabilities, costs, fines, penalties, claims, and fees provided under this subsection (e) are each and collectively an Excluded Liability, notwithstanding anything to the contrary in this Agreement.

Section 6.02.    Indemnification by the Buyer. Subject to Section 6.06 hereof, the Buyer and the Parent shall, jointly and severally, defend, indemnify and hold harmless the Seller Group, their respective Affiliates and their respective members, directors, officers and employees (the “Seller Indemnitees”) from and against all Losses, arising from or relating to:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Buyer or the Parent contained in this Agreement or any document to be delivered hereunder;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer or the Parent pursuant to this Agreement or any document to be delivered hereunder;

(c)    any Assumed Liability or arising under the Assumed Contracts after the Closing; and

(d)    operations of the Business by Buyer under the Company’s name from and after Closing.

Section 6.03.    Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as are reasonably appropriate under the circumstances, and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.04.    Survival. The representations and warranties of the parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than eighteen months (18) following the Closing Date (the “Survival Period”); provided however that each of the representations and warranties contained in Section 3.01 (Organization), Section 3.02 (Authority and Enforceability), Section 3.04 (Equity Interests), Section 3.05 (Title to Purchased Assets), Section 3.16 (Environmental Matters), Section 3.17 (Taxes), Section 3.24 (Brokers), Section 4.01 (Organization), Section 4.02 (Authority and Enforceability) and Section 4.05 (Brokers) (collectively, the “Surviving Representations”) and the Special Indemnity shall survive until the expiration of any applicable statute of limitations with respect to the underlying matter plus sixty (60) days, and the period during which a claim for indemnification may be asserted in connection therewith shall continue until the expiration of any applicable statute of limitations with respect to the underlying matter plus sixty (60) days. The Environmental Indemnity and the covenants and agreements of the parties hereunder shall survive the Closing indefinitely or for the period explicitly specified therein and the period during which a claim for indemnification may be asserted in connection therewith shall continue in effect and expire in accordance with their respective terms. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 6.05.    Tax Treatment of Indemnification Payments. All indemnification payments made by the Seller Group under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.06.    Limitations on Indemnification. Neither the Seller Group nor the Parent and the Buyer shall be obligated to indemnify or hold harmless the other in respect of any Losses suffered, incurred or sustained by such party under Section 6.01(a) or Section 6.02(a), as applicable, until such Losses equal or exceed $55,000 in the aggregate (the “Threshold”) (at which point such party will be obligated to indemnify the other for the amount of such Losses in excess of the Threshold) and neither the Seller Group nor the Parent and the Buyer shall be obligated to indemnify the other for the amount of any Losses as a result of any breach or breaches under Section 6.01(a) or Section 6.02(a), as applicable, in excess of $1,065,000 in the aggregate (the “Cap”); provided, however, that the Threshold and Cap shall not apply to any Losses resulting from (i) fraud on the part of such party, or (ii) any breach of or inaccuracy in any of the Surviving Representations; provided further, however, that nothing in this Section 6.06 shall limit the obligation of the Seller Group to indemnify the Parent Indemnitees with respect to the items set forth in Section 6.01(b), Section 6.01(c), Section 6.01(d) or Section 6.01(e) or the obligation of the Buyer and the Parent to indemnify the Seller Indemnitees with respect to the items set forth in Section 6.02(b), Section 6.02(c) or Section 6.02(d). In no event (other than fraud on the part of the Seller Group) shall the aggregate liability of the Seller Group for any Losses not subject to the Cap exceed the Purchase Price.

Section 6.07.    Effect of Investigations. The Parent’s and the Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of the Seller Group contained herein will not be affected by any investigation conducted by the Parent or the Buyer with respect to, or any knowledge acquired by the Parent or the Buyer at any time after the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE VII
TERMINATION

Section 7.01.    Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing:

(a)    by the mutual written consent of the Parent and the Seller Group;

(b)    by either the Parent or the Seller Group, upon ten (10) days prior written notice to the other party, if the Closing shall not have occurred on or before September 1, 2026;

(c)    by the Parent by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by Seller Group within thirty (30) days of the Seller Group’s receipt of written notice of such breach from Parent;

(d)    by the Seller Group by written notice to the Parent if Seller Group is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Buyer pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of the Parent’s receipt of written notice of such breach from Seller Group; or

(e)    by either the Parent or the Seller Group if any court of competent jurisdiction or other governmental authority shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

Section 7.02.    Effect of Termination . Upon termination of this Agreement pursuant to Section 7.01, all of the obligations of the parties shall terminate except those under Sections 5.08(d) and 8.01 and except the confidentiality obligations under the Letter of Intent among the parties dated March 5, 2026, and the Standard Mutual Non-Disclosure Agreement entered into by the parties dated March 13, 2025; provided, however, that (i) no such termination shall relieve any party of any liability to the other party by reason of any willful, material breach of under this Agreement, and (ii) the parties shall not publicly disclose, and the parties shall cause their Affiliates and Representatives not to publicly disclose, the proposed terms and conditions set forth herein or any non-public information regarding the other party, except as may be required by law or to professional advisors; and (iii) Buyer and its advisers shall return all materials provided by the Seller Group hereunder or under the Non-Disclosure Agreement, including, without limitation, all periods up to and including the termination date, without retaining copies thereof.. Under penalty of perjury, Buyer shall provide written certification as to the return or destruction of retained copies.

ARTICLE VIII
MISCELLANEOUS

Section 8.01.    Expenses . Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

Section 8.02.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, provided that a copy of such e-mail notice is also delivered in compliance with clauses (a) or (b) above within two (2) business days after such e-mail transmission. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to the Seller Group:

JLOJB Management, LLC.

Mr. Jason Loeb

c/o Russell S. Jacobs, Esq.

The Jacobs Law Group

20700 West Dixie Highway

Aventura, Florida 33180

305.405.4444 (office)

305.776.6500 (text only)

305.402.0138 (fax)

russ@thejacobslawgroup.com

Direct:  jason@jasonloeb.com  305-803-7837

with a copy to:	Abigail Watts-FitzGerald Law, PLLC 201 Alhambra Circle, Suite 1205 Coral Gables, Florida 33134 Email: awf@wattsfitz-law.com Telephone No.: 305-978-8521 Attn.: Abigail C. Watts-FitzGerald

If to The Buyer:	EVI Industries, Inc. 4500 Biscayne Boulevard Suite 340 Miami, FL 33137 Email: hnahmad@evi-ind.com Telephone No.: (305) 402-9300 Facsimile No.: (305) 751-4903 Attn.: Mr. Henry M. Nahmad

with a copy to:	Troutman Pepper Locke LLP 875 Third Avenue New York, NY 10022 Email: joseph.walsh@troutman.com Telephone No.: (212) 704-6030 Facsimile No.: (212) 704-5919 Attn.: Joseph Walsh, Esq.

Section 8.03.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.05.    Entire Agreement. The Non-Disclosure Agreement, this Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 8.06.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07.    No Third-party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08.    Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 8.09.    Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10.    Governing Law; Waiver of Trial by Jury. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida applicable to a contract executed and performed in such State without giving effect to the conflicts of Laws principles thereof, which would result in the applicability of the Laws of another jurisdiction. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.11.    Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of Florida and the courts of the State of Florida located in Miami-Dade County in connection with any Action arising out of or relating to this Agreement or the Transactions, waives any objection to venue in the United States District Court for the Southern District of Florida and the courts of the State of Florida located in Miami-Dade County, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by Section 8.01.

Section 8.12.    Specific Performance. Each of the parties agree that, if any party breaches or threatens to breach any provision of this Agreement, the other party will be entitled, in addition to any other rights or remedies it may have, to a decree or order of specific performance to enforce the observance and performance of such provision and an injunction restraining such breach or threatened breach, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.13.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EVI INDUSTRIES, INC., a Delaware corporation

By:	/s/ Henry Nahmad
Name: Henry M. Nahmad
Title: Chief Executive Officer

GARMENT CARE SERVICES FL, LLC, a Delaware limited liability company

By:	/s/ Henry M. Nahmad
Name: Henry M. Nahmad
Title: Chief Executive Officer

JLOJB MANAGEMENT LLC, a Florida limited liability company

By:	/s/ Jason Loeb
Name:
Title:

SUDSIES GOLDBERG HOLDINGS, LLC, a Florida limited liability company

By:	/s/ Jason Loeb
Name:
Title:

THE JORGE BABOUN AND MICHELLE ZAMBELLI BABOUN INTER VIVOS DECLARATION OF TRUST CREATED MARCH 13, 2023

By:	/s/ Jason Baboun
Name: Jorge Baboun
Title: Trustee

Signature Page to Asset Purchase Agreement

JASON LOEB FAMILY TRUST UAD DECEMBER 7, 2005 AS AMENDED

By:	/s/ Jason Loeb
Name: Jason Loeb
Title: Trustee

SUDSIES OPERATIONS NORTH, LLC, a Florida limited liability company

By:	/s/ Jason Loeb
Name:
Title:

DAVIE DRY CLEANERS, LLC, A Florida limited liability company

By:	/s/ Jason Loeb
Name:
Title:

/s/ Jason Loeb
Name: Jason Loeb

/s/ Jorge Baboun
Name: Jorge Baboun

/s/ Luis Moreno
Name: Luis Moreno

Signature Page to Asset Purchase Agreement